Exhibit 11.1

                         CORCOM, INC. AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                      (In Thousands, except Per Share Data)


                         Thirteen Weeks Ended      Thirty-Nine Weeks Ended
                      --------------------------  --------------------------
                      September 28  September 30  September 28  September 30
                          1996          1995          1996          1995
                      ------------  ------------  ------------  ------------
Net earnings per
 common and common
 equivalent share:

Average shares
 outstanding                 3,795         3,716         3,778         3,670

Additional shares assuming
exercise of dilutive stock
options based on the
treasury stock method using
average market price           190           207           191          167


AVERAGE NUMBER OF
COMMON AND COMMON
EQUIVALENT SHARES            3,985         3,923         3,969        3,837

Net earnings                $1,034          $753        $3,601       $2,000

Net earnings per common
and common equivalent
share                        $0.26         $0.19         $0.91        $0.52


Net earnings per common and
common equivalent share -
assuming full dilution:

Average shares outstanding   3,795         3,716         3,778        3,670

Additional shares assuming
exercise of dilutive stock
options based on the treasury
stock method using the period
end price if higher than the
average market price           197           215           196          214

FULLY DILUTED AVERAGE
NUMBER OF COMMON AND
COMMON EQUIVALENT SHARES     3,992         3,931         3,974        3,884

Net earnings                $1,034          $753        $3,601       $2,000

Net earnings per common
and common equivalent share  $0.26         $0.19         $0.91        $0.51